SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant    /  /

Filed by a party other than the Registrant  /X/

         Check the appropriate box:

/  /      Revised Preliminary Proxy Statement

/  /     Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

/  /     Definitive Proxy Statement

/X/      Definitive Additional Materials

/  /     Soliciting material pursuant to Rule 14a-12

                             CHAD THERAPEUTICS, INC.

                (Name of Registrant as Specified in Its Charter)

                            THE COMMITTEE TO RESTORE
                             CHAD SHAREHOLDER VALUE

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/      No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.       Title of each class of securities to which transaction applies:

2.       Aggregate number of securities to which transactions applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

4.       Proposed maximum aggregate value of transaction:

5.       Total Fee paid:

/  /     Fee paid previously with preliminary materials

/  /      Check  box if any  part of the fee is offset as  provided  by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.       Amount previously paid:

7.       Form, Schedule or Registration Statement No.:

8.       Filing party:

9.       Date filed:

                              COMMITTEE TO RESTORE
                             CHAD SHAREHOLDER VALUE
                                 104 Armour Road
                        North Kansas City, Missouri 64116

                                                               September 3, 2002

                  CHAD LOSES MORE THAN 85% OF SHAREHOLDER VALUE
                                IN UNDER 6 YEARS.

Dear Shareholder:

     On October 7, 1996, Chad Therapeutics Inc.'s ("CHAD" or the "Company") stock reached an all time high of $20.62. Since that time, the stock price has plummeted by more than 85% with a closing price on August 30, 2002 of $2.90! The dramatic decline in the common stock price occurred while the Company introduced a state of the art product. Mr. Thomas Jones, Vice Chairman of the Board, President and Chief Executive Officer has stated in two press releases dated June 5, 2002 and August 7, 2002, "we [CHAD] currently believe that CHAD will generate net earnings of between $1.3 and $1.5 million." We are concerned that the Company's products and management's predictions for their success have not translated into increased shareholder value. Particularly troubling and according to the Company's 2002 proxy statement, during the time period from March 1997 to March 2002, the Company's peer groups collectively increased their total shareholder returns by 52.77% and 91.05% respectively while CHAD shareholders suffered almost a 70% decline during the same period.

                                   WHO WE ARE

     We are the  Committee to Restore CHAD  Shareholder  Value and we consist of
Messrs. Monte McDowell and W. Matthew Duffield. We, along with other participating shareholders, are dissatisfied with the Board's lack of oversight and management's inability to increase, or even maintain shareholder value. The Committee along with its participants beneficially own 7.17% (722,000 shares) of CHAD's outstanding common stock as of the record date, July 15, 2002. Due to current management's inability to deal with CHAD's dismal stock performance since October 1997 when Mr. Jones became Vice Chairman of the Board and was later appointed Chief Executive Officer in April 1998, we have proposed the nomination of two extremely qualified individuals to the Board to protect your interests as shareholders.

     IN  CONNECTION  WITH OUR  SOLICITATION  OF PROXIES WITH RESPECT TO THE 2002
ANNUAL MEETING OF SHAREHOLDERS OF CHAD, THE COMMITTEE HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND DISSEMINATED TO SHAREHOLDERS A DEFINITIVE PROXY STATEMENT DATED AUGUST 30, 2002. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AS IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION REGARDING THE PARTICIPANTS IN OUR SOLICITATION AND THEIR INTERESTS IN CHAD. SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC FROM THE SEC WEBSITE AT WWW.SEC.GOV. SHAREHOLDERS MAY ALSO OBTAIN A FREE COPY OF OUR PROXY STATEMENT BY CONTACTING N.S. TAYLOR & Associates, Inc. in the manner described below.

                                  OUR NOMINEES

     The Committee's members have nominated W. Robert Kohorst and Danley K. Sheldon to serve on the Board as two of the four Class II directors because we believe that CHAD needs a new, effective and independent outlook. The Committee believes that Messrs. Kohorst and Sheldon would be the type of independent and effective directors that CHAD needs now more that ever. We have nominated them because of their experience and judgment, as well as their commitment to protecting shareholder interests and increasing shareholder value. The nominees' backgrounds are more fully described on page 5 of our proxy statement recently sent to you on approximately August 30, 2002.

     Mr. Sheldon has over 20 years of experience as a businessman and corporate director in various organizations. He currently sits on the board of Blue Cross and Blue Shield of Kansas City and Entertainment Properties Trust, a New York Stock Exchange listed real estate investment trust. Mr. Sheldon is also Chief Executive Officer and Trustee of Maxus Realty Trust, Inc., a publicly traded company listed on the NASDAQ NMS. Mr Sheldon previously held various positions with Ferrellgas Partners, L.P., most recently as President and Chief Executive Officer. Ferrellgas Partners, L.P. is a Delaware limited partnership listed on the New York Stock Exchange. Mr. Sheldon also has public account experience and relevant experience as a consultant to a rehabilitation therapy provider as well as a durable medical equipment company.

     Mr. Kohorst has extensive business development experience in a variety of successful business ventures and is President of Everest Properties, LLC, a California limited liability company that specializes in real estate and related investments. In addition, he holds an undergraduate accounting degree and law degree.

     We  believe  that  Mr.   Sheldon  and  Mr.  Kohorst  would  be  financially
experienced independent nominees who will provide experience and judgement to the CHAD Board that we as shareholders need in order to enhance our investment.

                                OUR PLAN FOR CHAD

     This is NOT a hostile takeover attempt, rather we want to work with CHAD to improve shareholder value. We have identified two major areas of concern that we believe significantly contribute to CHAD's poor performance. First, CHAD management's inability to translate quality products into shareholder value and second, CHAD's poor corporate governance record.

                        QUALITY PRODUCTS BUT POOR RESULTS

     Recent press releases issued by the Company tout:

     o    increased  profitability  (August  7,  2002),

     o    several new product introductions (August 7, 2002),

     o regained market leadership in electronic oxygen conservers (April 2, 2002),

     o    continuing strong sales increase (February 4, 2002), and

     o    another strong sales quarter (November 1, 2001).

     If all of this is true, why is the stock price continuing to languish? CHAD's answer was in its most recent press release dated August 7, 2002 that stated while sales in one product increased by 43%, it was offset by a slow down of another product, the Total O2. The net effect - sales increased only 2%. Our nominees, if elected, will insist that the Board institute a complete review of management's strategy to maximize sales of ALL products by:

     o reviewing and possibly restructuring U.S. and foreign distribution channels and sales territories; and

     o reviewing and possibly restructuring R&D and equipment manufacturing to insure that new products are brought to market in a timely and efficient manner, and that new product projections take into account the possible offset of decreasing sales in current products.

     We want shareholder representation on the Board to ensure that the state of the art products contribute to the CHAD's shareholder value. We believe in the Company's products, but NOT in the Board's ability to oversee the Company's direction nor management's ability to monitor themselves and promote CHAD's products to the fullest value.

                            POOR CORPORATE GOVERNANCE

     Independence of the Board and its internal committees is a cornerstone of good corporate governance which is something we believe is lacking at CHAD. Mr. Jones is a current member of the Organizational Committee (a.k.a. Nominating Committee) and the Compensation Committee reported in CHAD's 2002 proxy statement that it "confers" and "consults" with Mr. Jones. We believe Mr. Jones has too much influence over the Board and therefore he prevents the Board from effectively doing its job of overseeing the Company.

     According to the Company's 2002 proxy statement, Mr. Jones is the current Vice Chairman, President and CEO. Mr. Jones was a consultant to the company in 1996 and 1997 until he became Vice Chairman of the board in October 1997. He was elected CEO in April 1998. Mr. Jones and his Board have presided over the Company during the worst stock performance in its history. Poor corporate governance is one of the many problems with CHAD management that we believe you can address by supporting Messrs. Kohorst and Sheldon on the enclosed GREEN proxy card.

     According to the Company's 2002 proxy statement, during the last three fiscal years Mr. Jones has been awarded 100,000 options as a long term incentive while the share price has remained flat and well below its previous highs. WE BELIEVE MR. JONES ACKNOWLEDGED HIS OWN DISMAL PERFORMANCE BY OFFERING TO REDUCE HIS BASE PAY by 18% as disclosed in the Company's 2002 proxy statement; however, the compensation committee reinstated his base salary to contractual levels in July 2001. According to our calculations and what we think is even more interesting is that Mr. Jones still made 16.9% more than he did in the previous year.

     Additionally, according to the Company's 2002 proxy statement, MR. JONES HAS BEEN RECEIVING TEMPORARY RELOCATION REIMBURSEMENTS OF UP TO $2,300 PER MONTH FOR FOUR YEARS. Is Mr. Jones a part-time CEO? How can he effectively run CHAD when he lives in Missouri? We believe the record shows that he has not been an effective CEO and living in Missouri when CHAD is based in California does not help.

     Increased salary during times of plummeting shareholder value and temporary relocation reimbursements for over four years clearly show that there is little, if any, independence within CHAD's independent compensation Board committee? By voting your shares on the GREEN proxy and supporting our nominees, we will bring independence back to the Board.

                               CHAD'S FAILED PLAN
                       HOW LONG ARE YOU PREPARED TO WAIT?

     In its August 22, 2002, letter to shareholders, CHAD claims to be a company still in transition. To illustrate this point CHAD uses the absolute low point of $0.50 per share in December 2000 to claim that their plan is working. What they fail to point out and what we believe is an acknowledgment of current management's total disregard of its duty to increase shareholder value is that Mr. Jones became the Chief Executive Officer two and a half years before your per share value dropped to $0.50.

         The facts are:

         January 2, 1998            $9.12
         March 5, 1998              $9.31   year high
         April 1, 1998              $8.00   Mr. Jones becomes CEO
         December 7, 1998           $1.50   year low

         January 4, 1999            $1.62
         April 7, 1999              $2.75   year high
         November 1, 1999           $0.50   year low

         January 3, 2000            $0.75
         March 6, 2000              $2.38   year high
         December 24, 2000          $0.50   year low

         January 2, 2001            $0.62
         January 8, 2001            $0.50   year low
         September 17, 2001         $3.50   year high

         January 2, 2002            $2.90
         March 8, 2002              $4.17   year high (to date)
         August 30, 2002            $2.90

                   MR. JONES BEARS THE RESPONSIBILITY FOR THIS
                   "... COSTLY AND DISRUPTIVE PROXY CONTEST."

     Monte McDowell and David Johnson first approached Mr. Jones on April 1, 2001, and recommended several candidates for the 2001 Board election. They were told that there were no seats available and the Organizational Committee (Nominating Committee) had already met, therefore it was too late to consider additional candidates for CHAD's 2001 Annual Meeting. They again approached Mr. Jones about potential nominees for the 2002 election a month before the Organizational Committee was scheduled to meet; however, five months later, on July 19, 2002 Mr. Jones sent a letter declining to consider any of our nominees.

     It is our belief that Mr. Jones and the current Board have no interest in considering a truly independent director and prefer to maintain the status quo and have forced us to wage this proxy contest.

     We believe Mr. Jones and Mr. Yeager attacked Mr. Johnson who is neither a committee member nor a director nominee in an effort to maintain an entrenched Board and divert your attention from its failed policies. As a participant in the Committee to Restore CHAD Shareholder Value and CHAD's second largest investor, Mr. Johnson's interests are aligned with all investors - his goal is to increase shareholder value. As a significant investor and a force for change, Mr. Johnson has been the target of several lawsuits. Mr. Johnson believes that the March 2002 case cited by Messrs. Jones and Yeager is meritless and has filed a post judgment motion to reverse the decision in this case. Mr. Johnson has also given notice to the 9th Circuti Court of Appeals of his intent to appeal the decision if it is not reversed by the trial court.

     The April 1998 case cited in the August 22, 2002, shareholder letter refers to Mr. Johnson's action against Nooney Reality Trust, Inc. a Real Estate Investment Trust ("Nooney."). Mr. Johnson gained control of Nooney in November 1999. Nooney was later renamed Maxus Reality Trust and is traded on the NASDAQ National Market system under the symbol MRTI.

     Within eight month of acquiring control of Nooney, Mr. Johnson reinstated the dividend (absent for two years), increased the dividend amount on 2 occasions and has overseen the rise in the shareholder value from $5.75 on November 2, 1999 to $11.53 on August 30, 2002.

     Mr. Johnson is less concerned with quotes taken out of context than he is with results that increase shareholder value. Information on Mr. Johnson can be found in the Committee's proxy statement recently mailed to you on August 30, 2002. This information was also available in the Committee's preliminary public proxy filing made with the SEC, prior to CHAD's inflammatory August 22, 2002 letter to you.

                                TIME IS CRITICAL

     We believe we have a comprehensive plan to maximize shareholder value including ways to stop the ineffectiveness of management. We also believe our nominees will restore good corporate governance to CHAD. Our position is clear and our nominees will bring much needed managerial, legal, accounting and industry knowledge to the Board. Vote now to insure your vote is counted in the upcoming election of Class II Board members.

     The Committee along with its participants holds a large percentage of CHAD's shares; our interests are aligned with yours. With your support, we expect to be a voice for all shareholders. We urge you to support the Committees' nominees by signing, dating and returning your enclosed GREEN proxy card TODAY. Only your latest dated proxy card will be voted.

                                  --Remember--
          REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR TIMELY VOTE WILL BE CRITICAL TO THE SUCCESS OF ELECTING THE COMMITTEE'S NOMINEES.

     This letter is being mailed to shareholders on or about September 3, 2002.

     Thank you for your support.


                                                        Very Truly Yours,


                                                        The Committee to Restore
                                                        Chad Shareholder Value




                               ---- IMPORTANT ----

  Please be sure to mark, sign, date and return your GREEN proxy card. We urge you not to sign any proxy card which is sent to you by Chad Therapeutics. If you previously voted on management's white proxy card, you have every legal right to change your vote by completing and returning the enclosed GREEN proxy card.

                               PLEASE VOTE TODAY.

 If you have questions or need assistance in voting your shares, please contact
      N.S. Taylor & Associates, Inc. who is assisting us with this matter:

                         N.S. Taylor & Associates, Inc.

                                 1.800.711.8662
                                       or
                            1.207.564.8700 (collect)

                                                                        [Insert]
                                 -- IMPORTANT --

     Due to the very short time until the Chad Therapeutics' annual meeting (September 11, 2002), you may return your signed and dated proxy card by facsimile to N.S. Taylor & Associates, Inc. at 1.207.564.0800. You must fax both sides of the proxy card.

                   Thank you for your attention to this matter
                             and for your support.

                                   Appendix A

                            Preliminary Form of Proxy
                                                            [Frontside of Proxy]
       This Proxy is Solicited on Behalf of the Committee to Restore Chad
                               Shareholder Value

                                      PROXY
                             CHAD THERAPEUTICS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

                    THIS PROXY IS SOLICITED BY THE COMMITTEE
                        TO RESTORE CHAD SHAREHOLDER VALUE

The undersigned hereby appoints Matt Duffield and Monte McDowell, and each of them, as proxies, with full power of substitution, to vote the shares of Chad Therapeutics, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on September 11, 2002 at 10:00 a.m. local time, or at any adjournment or postponement thereof, upon the matters set forth in the Committee to Restore Chad Shareholder Value's Proxy Statement and upon such other matters as may properly come before the meeting, and revokes any previous proxies with respect to the matters covered by this proxy. The Committee to Restore Chad Shareholder Value recommends and, unless instructed otherwise, intends to vote the shares represented by this proxy, in favor of our nominees listed below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The Committee to Restore Chad Shareholder Value may cumulate votes as allowed by Section 708 of the California Corporations Code.

       PLEASE COMPLETE, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.
                                                         [Reverse side of Proxy]
1. ELECTION OF DIRECTORS

COMMITTEE TO RESTORE CHAD SHAREHOLDER VALUE'S NOMINEES

Election of W. Robert Kohorst and Danley K. Sheldon.

[ ]  FOR ALL NOMINEES          [ ] WITHHOLD FOR ALL

FOR, except vote withheld from the following nominee(s):

-----------------------------------------------

2. Ratification of the appointment of KPMG LLP as independent Certified Accountants and Auditors. (THE COMMITTEE MAKES NO RECOMMENDATION ON THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.)

[ ] FOR    [ ] AGAINST      [ ] ABSTAIN

                                Dated:
                                       -----------------------------------------


                                       -----------------------------------------
                                       Signature

                                       -----------------------------------------
                                       Signature

NOTE: This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon and return promptly in the enclosed envelope. Persons signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.